Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Increases Common Dividend by 4.0%

Marks 51st Consecutive Year of Dividend Increases

ISELIN, N.J., October 20, 2023 – Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.325 per share on its common stock, an increase of 4.0% from the $0.3125 per share dividend last declared in July 2023. This increase raises the annual dividend rate to $1.30 from $1.25 per share of common stock and marks Middlesex’s 51st consecutive year of dividend increases. The dividend at the new rate is payable December 1, 2023 to shareholders of record as of November 16, 2023. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912.

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. To learn more about Middlesex Water, including information about its Investment Plan, visit the Investors section at Middlesex Water Company.

Middlesex Water is currently offering a 3% discount on all Common Stock purchases made under its Investment Plan whether by optional cash payment or by dividend reinvestment. The discount will continue until 200,000 shares are purchased at the discounted price or December 1, 2023, whichever event occurs first. To learn more visit https://shareholder.broadridge.com/middlesexwater.

About Middlesex Water Company

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com

1